Exhibit 5.1

January 6, 2021

Motorsport Gaming US LLC

5972 NE 4th Avenue

Miami, FL 33137

Re:	Initial Public Offering of Class A Common Stock of Motorsport Games Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-251501) (the “Registration Statement”) of Motorsport Gaming US LLC, a Florida limited liability company, to be converted (the “Corporate Conversion”) into a Delaware corporation called Motorsport Games Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2020, as subsequently amended on December 31, 2020 and January 6, 2021, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 2,702,500 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”). The term “Shares” shall include any additional shares of Class A Common Stock registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

A. the Articles of Organization of Motorsport Gaming US LLC, as certified to us as of the date hereof by an officer of Motorsport Gaming US LLC as being complete and in full force and effect as of the date hereof;

B. the certificate of incorporation of the Company that the Company intends to file with the Secretary of State of the State of Delaware and that will be effective prior to the consummation of the sale of the Shares, substantially in the form filed as an exhibit to the Registration Statement (the “Certificate of Incorporation”);

C. the Operating Agreement of Motorsport Gaming US LLC, as certified to us as of the date hereof by an officer of Motorsport Gaming US LLC as being complete and in full force and effect as of the date hereof;

D. the bylaws that the Company intends to adopt in connection with, and that will become effective prior to, the consummation of the sale of the Shares, substantially in in the form filed as an exhibit to the Registration Statement (the “Bylaws”);

E. the Registration Statement, together with the exhibits filed as part thereof;

F. the preliminary prospectus, dated January 6, 2021, prepared in connection with the Registration Statement (the “Prospectus”);

G. the underwriting agreement to be entered into by and among the Company and Canaccord Genuity LLC, as representative of the several underwriters named therein, in the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”);

H. a specimen certificate evidencing the Company’s Class A common stock; and

I. such other documents we deemed necessary in order to issue the opinions below.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies and the legal capacity of all persons or entities executing the same.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of such information or to determine the existence or non-existence of any other factual matters.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, and the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act, and that such registration will not have been modified or rescinded. We have also assumed that, at or prior to the time of the issuance, and the delivery of any Shares, the Corporate Conversion will have been consummated.

Based upon and subject to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that when (i) the Company’s board of directors (the “Board”) , or a duly authorized committee of the Board, determines the price per share of the Shares, (ii) the Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware and (iii) upon payment and delivery in accordance with the Underwriting Agreement approved by the Board, or a duly authorized committee of the Board, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter as an exhibit. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Snell & Wilmer L.L.P.